Exhibit 4.4

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (the “Agreement”), dated as of May 9, 2019, is between Health Sciences Acquisitions Corporation, a Delaware corporation, (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company has received a binding commitment from Health Sciences Holdings, LLC, a Delaware limited liability company (the “Sponsor”), to purchase 10,000,000 warrants (or up to 11,500,000 warrants if the underwriters in the Public Offering (defined below) exercise their over-allotment option in full), bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”), pursuant to a Private Placement Warrants Purchase Agreement (the “Private Placement Warrants Purchase Agreement”); and

WHEREAS, the Company may issue up to an additional 2,300,000 Warrants, which will be identical to the Private Placement Warrants, in consideration of certain working capital loans that may be made by the Sponsor or the Company’s officers, directors or affiliates; and

WHEREAS, the Company is engaged in an initial public offering (the “Public Offering”) of units, each unit comprised of one share of Common Stock (as defined below) and one Public Warrant (as defined below) (the “Units”) and, in connection therewith, has determined to issue and deliver up to 11,500,000 Warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) to the public investors, each such whole Warrant evidencing the right of the holder thereof to purchase one-half of one share of Common Stock of the Company, par value $0.0001 per share (“Common Stock”), for $11.50 per whole share, subject to adjustment as described herein; and

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 (No. 333-230893) (the “Registration Statement”) and prospectus (the “Prospectus”) for the registration, under the Securities Act of 1933, as amended (the “Act”), of, among other securities, the Warrants; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.             Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.             Warrants.

2.1           Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board of Directors or Chief Executive Officer and Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2          Uncertificated Warrants. Notwithstanding anything herein to the contrary, any Warrant, or portion thereof, may be issued as part of, and be represented by, a Unit, and any Warrant may be issued in uncertificated or book-entry form through the Warrant Agent and/or the facilities of The Depository Trust Company (the “Depositary”) or other book-entry depositary system, in each case as determined by the Board of Directors of the Company or by an authorized committee thereof. Any Warrant so issued shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.

2.3          Effect of Countersignature. Except with respect to uncertificated Warrants as described above, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.4          Registration.

2.4.1       Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.4.2       Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (a “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.5          Detachability of Warrants. The securities comprising the Units will not be separately transferable until the 90th day following the date of the Prospectus or, if such 90th day is not on a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier with the consent of Chardan Capital Markets LLC (the “Underwriter”), but in no event will the Underwriter allow separate trading of the securities comprising the Units until (A) the Company has filed a Current Report on Form 8-K with the Commission containing an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering, including the proceeds received by the Company from the exercise of the underwriters’ over-allotment option in the Public Offering, and (B) the Company issues a press release and files with the Commission a Current Report on Form 8-K announcing when such separate trading shall begin. After the consummation of an initial Business Combination, all Warrants will automatically begin separate trading.

2.6          Private Placement Warrant Attributes. The Private Placement Warrants will be issued in the same form as the Public Warrants but they (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis at the holder’s option, in either case as long as the Private Placement Warrants are held by the initial purchasers or their affiliates and permitted transferees (as prescribed in Section 5.6 hereof). Once a Private Placement Warrant is transferred to a holder other than an affiliate or permitted transferee, it shall be treated as a Public Warrant hereunder for all purposes.

3.           Terms and Exercise of Warrants

3.1           Warrant Price. Each full Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which the shares of Common Stock may be purchased at the time a Warrant is exercised. The Company will not issue fractional shares. As a result, such Registered Holder must exercise Warrants in multiples of two at the Warrant Price (subject to adjustment) in order to validly exercise his, her or its Warrants.

3.2          Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of (i) 30 days after the consummation by the Company of its initial merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”) (as described more fully in the Registration Statement) or (ii) 12 months from the closing of the Public Offering, and terminating at 5:00 p.m., New York City time on the earlier to occur of (a) five years from the consummation of the Business Combination and (ii) the Redemption Date as provided in Section 6.2 hereof (in each case, the “Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide at least twenty (20) days’ prior written notice of any such extension to registered holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3          Exercise of Warrants.

3.3.1        Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, together with (i) an election to purchase form, duly executed, electing to exercise such Warrants, as set forth in the Warrant, and (ii) payment in full of the Warrant Price for each share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrants for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a)       by good certified check or good bank draft payable to the order of the Warrant Agent; or

(b)       in the event of a redemption pursuant to Section 6 hereof in which the Company has elected to force all holders of Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the Fair Market Value (as defined below) by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(b), the “Fair Market Value” shall mean the average last reported sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants pursuant to Section 6 hereof; or

(c)       with respect to any Private Placement Warrants, so long as such Private Placement Warrants are held by the initial purchasers of the Private Placement Warrants or their permitted transferees, by surrendering such Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the Fair Market Value (as defined below) by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is equal to or higher than the exercise price. Solely for purposes of this Section 3.3.1(c), the “Fair Market Value” shall mean the average last reported sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date of exercise; or

(d)       in the event the registration statement required by Section 7.4 hereof is not effective and current within ninety (90) days after the closing of the Business Combination, by surrendering such Warrants for that number of shares of the Common Stock equal to the quotient obtained by dividing (x) the product of the number of the shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the Fair Market Value (as defined below) by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is equal to or higher than the exercise price. Solely for purposes of this Section 3.3.1(d), the “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the ten (10) trading days ending on the day prior to the date of exercise.

3.3.2        Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if any), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of shares of Common Stocker to which he is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, in no event will the Company be required to net cash settle the Warrant exercise. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the Common Stock underlying such Unit. Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise would be unlawful.

3.3.3        Valid Issuance. All Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4        Date of Issuance. Each person in whose name any such book-entry position or certificate, as applicable, for Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5        Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not affect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the Holder) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preference shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of issued and outstanding shares of Common Stock, the holder may rely on the number of issued and outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Securities and Exchange Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number shares of Common Stock then outstanding. In any case, the number of issued and outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

3.4          No Fractional Warrants or Shares. No fractional Warrants will be issued hereunder. Additionally, notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number of shares of Common Stock to be issued to such Warrant holder.

4.           Adjustments.

4.1          Share Dividends - Split Ups. If, after the date hereof, and subject to the provisions of Section 4.5 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a forward or reverse split of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased or decreased in proportion to such increase or decrease in outstanding shares of Common Stock. A rights offering to all holders of the shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the Fair Market Value shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the shares of Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1, if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for the shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion.

4.2          Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3          Extraordinary Dividends. If the Company, at any time while the Warrants (or rights to purchase the Warrants) are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the conversion rights of the holders of the Common Stock in connection with a proposed initial Business Combination, (d) as a result of the repurchase of Common Stock by the Company in connection with an initial Business Combination or as otherwise permitted by the Investment Management Trust Agreement between the Company and the Warrant Agent dated of even date herewith or (e) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a Business Combination (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s board of directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.3, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50 (being 5% of the offering price of the Units in the Offering).

4.4          Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price, immediately prior to such adjustment, by a fraction, (a) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (b) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.5         Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Sections 4.1 or 4.2 hereof or one that solely affects the par value of such shares of Common Stock), or, in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or, in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, in connection with which the Company is dissolved, the Registered Holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Registered Holder would have received if such Registered Holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Sections 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.6          Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1 – 4.5, the Company shall give written notice to each Registered Holder, at the last address set forth for such Registered Holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7          Notice of Certain Transactions. In the event that the Company shall (a) offer to holders of all its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (b) issue any rights, options or warrants entitling all the holders of Common Stock to subscribe for shares of Common Stock, or (c) make a tender offer, redemption offer or exchange offer with respect to the Common Stock, the Company shall send to the Registered Holders a notice of such action or offer. Such notice shall be mailed to the Registered Holders at their addresses as they appear in the Warrant Register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant and the Warrant Price after giving effect to any adjustment pursuant to this Section 4 which would be required as a result of such action. Such notice shall be given as promptly as practicable after the Company has taken any such action.

5.           Transfer and Exchange of Warrants.

5.1          Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2          Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3          Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate or book-entry position for a fraction of a Warrant, except as a part of the Units.

5.4          Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5          Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6          Private Placement Warrants. The Warrant Agent shall not register any transfer of Private Placement Warrants until after the consummation by the Company of an initial Business Combination, except for transfers (i) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members or partners of the Sponsor or their affiliates, or any affiliates of the Sponsor, (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization, (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (iv) in the case of an individual, pursuant to a qualified domestic relations order, (v) by private sales or transfers made in connection with the Business Combination at prices no greater than the price at which the Private Placement Warrants were originally purchased, (vi) by virtue of the holder’s organizational documents upon liquidation or dissolution of the holder, (vii) to the Company for no value for cancellation in connection with the consummation of the Business Combination, (viii) in the event of the Company’s liquidation prior to the completion of a Business Combination, or (ix) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their share of Common Stock for cash, securities or other property subsequent to the completion of a Business Combination, in each case (except for clause (vii) or with the prior written consent of the Company) on the condition that prior to such registration for transfer, the Warrant Agent shall be presented with written documentation pursuant to which each transferee or the trustee or legal guardian for such transferee (the “permitted transferees”) agrees to be bound by the terms of the Private Placement Warrants Purchase Agreement.

6.            Redemption.

6.1          Redemption. Subject to Section 6.4 hereof, all but not less than all of the outstanding Public Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration (so long as there is a current registration statement in effect with respect to the share of Common Stock underlying the Warrants), at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Warrant (“Redemption Price”), provided that the last sales price of the Common Stock equals or exceeds $16.50 per share (subject to adjustment in accordance with Section 4 hereof), on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given.

6.2          Date Fixed for, and Notice of, Redemption. In the event that the Company shall elect to redeem all of the Public Warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the Public Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3          Exercise After Notice of Redemption. The Public Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 3 hereof) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Public Warrants to exercise their Warrants on a “cashless basis” pursuant to Section 3.3.1(b), the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the Fair Market Value in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4          Exclusion of Private Placement Warrants. The Company agrees that the redemption rights provided in this Section 6 shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the initial purchasers or their permitted transferees. However, once such Private Placement Warrants are transferred (other than to permitted transferees under Section 5.6), the Company may redeem the Private Placement Warrants, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to Section 6.3. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement.

7.            Other Provisions Relating to Rights of Holders of Warrants.

7.1          No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2         Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3          Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4          Registration of Common Stock. The Company agrees that, as soon as practicable, but in no event later than twenty (20) Business Days after the closing of its initial Business Combination, it shall use its reasonable best efforts to file with the Securities and Exchange Commission a registration statement for the registration, under the Act, of the Common Stock issuable upon exercise of the Warrants, and it shall use its reasonable best efforts to take such action as is necessary to register or qualify for sale, in those states in which the Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Warrants, to the extent an exemption is not available. The Company will use its reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of this Agreement. In addition, the Company agrees to use its reasonable best efforts to register such securities under the blue sky laws of the states of residence of the exercising warrant holders to the extent an exemption is not available. If any such registration statement has not been declared effective by the 90th day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 91st day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Securities and Exchange Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis” as determined in accordance with Section 3.3.1(d). The Company shall provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this Section 7.4 is not required to be registered under the Act and (ii) the Common Stock issued upon such exercise are transferable without registration under the Act by any holder which (a) is not an “affiliate” of the Company as defined in Rule 144(a)(1) under the Securities Act, (b) has not been such an “affiliate” within three months of such transfer, (c) has not acquired such share of Common Stock within one year of such transfer, and (iii) will not be required to bear a restrictive legend. For the avoidance of any doubt, unless and until all of the Warrants have been exercised on a cashless basis or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Section 7.4.

8.            Concerning the Warrant Agent and Other Matters.

8.1          Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of share of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2          Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1        Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2        Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3        Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3          Fees and Expenses of Warrant Agent.

8.3.1        Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2        Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4         Liability of Warrant Agent.

8.4.1        Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of Directors of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2        Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable, documented counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith.

8.4.3        Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will, when issued, be valid and fully paid and nonassessable.

8.5         Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Common Stock through the exercise of Warrants.

9.            Miscellaneous Provisions.

9.1          Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2          Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Health Sciences Acquisitions Corporation
412 West 15th Street, Floor 9
New York, New York 10011
Attn: Alice Lee, Secretary

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Compliance Department

with a copy in each case to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Giovanni Caruso, Esq.

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn: Christian O. Nagler

and

Chardan Capital Markets LLC
17 State Street
New York, New York 10004

9.3          Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4         Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5          Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6          Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7          Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

9.8          Amendments.

This Warrant Agreement and any Warrant certificate may be amended by the parties hereto by executing a supplemental warrant agreement (a “Supplemental Agreement”), without the consent of any of the Warrant Holders, for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein, or making any other provisions with respect to matters or questions arising under this Warrant Agreement that is not inconsistent with the provisions of this Warrant Agreement or the Warrant certificates, (ii) evidencing the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in this Warrant Agreement and the Warrants, (iii) evidencing and providing for the acceptance of appointment by a successor Warrant Agent with respect to the Warrants, (iv) adding to the covenants of the Company for the benefit of the Registered Holders or surrendering any right or power conferred upon the Company under this Warrant Agreement, or (viii) amending this Warrant Agreement and the Warrants in any manner that the Company may deem to be necessary or desirable and that will not adversely affect the interests of the Registered Holders in any material respect. All other modifications or amendments to this Warrant Agreement, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of the Registered Holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may extend the duration of the Exercise Period in accordance with Section 3.2 without such consent.

9.9          Trust Account Waiver. The Warrant Agent acknowledges and agrees that it shall not make any claims or proceed against the trust account established by the Company in connection with the Public Offering (as more fully described in the Registration Statement) (“Trust Account”), including by way of set-off, and shall not be entitled to any funds in the Trust Account under any circumstance. In the event that the Warrant Agent has a claim against the Company under this Agreement, the Warrant Agent will pursue such claim solely against the Company and not against the property held in the Trust Account.

9.10        Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

HEALTH SCIENCES ACQUISITIONS CORPORATION

By:	/s/ Roderick Wong
Name: Roderick Wong, MD
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Erika Young
Name: Erika Young
Title: Vice President

[Signature Page to the Warrant Agreement]

EXHIBIT A

NUMBER	(SEE REVERSE SIDE FOR LEGEND)	WARRANTS

THIS WARRANT WILL BE VOID IF NOT EXERCISED

PRIOR TO

THE EXPIRATION DATE (DEFINED BELOW)

HEALTH SCIENCES ACQUISITIONS CORPORATION

CUSIP 42227C 110

WARRANT

THIS CERTIFIES THAT, for value received

is the registered holder of a warrant or warrants (the “Warrant(s)”) to purchase one half of one fully paid and non-assessable share of Common Stock, par value $0.0001 per share (“Shares”), of Health Sciences Acquisitions Corporation, a Delaware corporation (the “Company”), expiring at 5:00 p.m., New York City time, on the five year anniversary (the “Expiration Date”) of the completion by the Company of a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Warrant entitles the holder thereof to purchase from the Company, commencing on the later of (i) 30 days after the Company’s completion of a Business Combination and (ii) twelve (12) months from the closing of the Company’s initial public offering, such number of Shares of the Company at the price of $11.50 per share, upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent, Continental Stock Transfer & Trust Company, but only subject to the conditions set forth herein and in the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company. In no event will the Company be required to net cash settle the warrant exercise. The Warrant Agreement provides that upon the occurrence of certain events the Warrant Price and the number of Warrant Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted. The term Warrant Price as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised.

No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, upon such exercise, round down to the nearest whole number the number of Shares to be issued to such holder.

Upon any exercise of the Warrant for less than the total number of full Shares provided for herein, there shall be issued to the registered holder hereof or the registered holder’s assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

This Warrant does not entitle the registered holder to any of the rights of a stockholder of the Company.

The Company reserves the right to call the Warrant at any time prior to its exercise, with a notice of call in writing to the holders of record of the Warrant, giving 30 days’ notice of such call at any time after the Warrant becomes exercisable if the last sale price of the Shares has been at least $16.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of such call is given, if, and only if, there is a current registration statement in effect with respect to the Shares underlying the Warrant. The call price of the Warrants is to be $0.01 per Warrant. Any Warrant either not exercised or tendered back to the Company by the end of the date specified in the notice of call shall be canceled on the books of the Company and have no further value except for the $0.01 call price.

By
	Chief Executive Officer	Chairman of the Board

SUBSCRIPTION FORM

To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects to exercise Warrants represented by this Warrant Certificate, and to purchase the shares of Common Stock issuable upon the exercise of such Warrants, and requests that Certificates for such shares shall be issued in the name of

(PLEASE TYPE OR PRINT NAME AND ADDRESS)
(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated:	(SIGNATURE)
(ADDRESS)
(TAX IDENTIFICATION NUMBER)

ASSIGNMENT

To Be Executed by the Registered Holder in Order to Assign Warrants

For Value Received, _________ hereby sell, assign, and transfer unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)
(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

_________________________of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint _______________________ Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:
(SIGNATURE)

THE SIGNATURE TO THE ASSIGNMENT OF THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE AMERICAN STOCK EXCHANGE, NEW YORK STOCK EXCHANGE, PACIFIC STOCK EXCHANGE OR CHICAGO STOCK EXCHANGE.

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG HEALTH SCIENCES ACQUISITIONS CORPORATION (THE “COMPANY”), HEALTH SCIENCES HOLDINGS, LLC AND THE OTHER INDIVIDUALS PARTY THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 5 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

B-1